Exhibit 99.5

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement (the “Registration Statement”) of New York Community Bancorp, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of New York Community Bancorp, Inc. and Flagstar Bancorp, Inc., which is part of the Registration Statement, of our written opinion, dated April 24, 2021 appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinions of Flagstar’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC”, “Risk Factors—Risks Relating to the Consummation of the Merger and NYCB Following the Merger”, “The Merger—Background of the Merger”, “The Merger—Flagstar’s Reasons for the Mergers; Recommendation of Flagstar’s Board of Directors”, and “The Merger—Opinions of Flagstar’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC” and “The Merger—Certain Unaudited Prospective Financial Information”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Morgan Stanley & Co. LLC

MORGAN STANLEY & CO. LLC

New York, New York

June 24, 2021